Exhibit 99.1

NYSE: MMP
_________________________________________________________________________________________

Date:	July 28, 2022

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Second-Quarter 2022 Financial Results

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $354 million for second quarter 2022 compared to $280 million for second quarter 2021. The current period includes a $162 million gain on the sale of discontinued operations related to the June 2022 divestiture of our independent terminals network, and the prior year includes a $70 million gain primarily from the sale of a portion of our interest in the Pasadena marine terminal joint venture.
Diluted net income per common unit was $1.67 in second quarter 2022, or 90 cents excluding the 77-cent favorable impact of the gain on sale of discontinued operations, compared to $1.26 in second quarter 2021, or 95 cents excluding the 31-cent favorable impact of the gain on asset sale.
Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.94 for second quarter 2022, or $1.17 excluding the gain on sale of discontinued operations, which exceeded the $1.12 guidance provided by management in early May. Previous guidance did not include the expected gain as the closing date of the pending sale was not yet known at that time.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $228 million for second quarter 2022 compared to $268 million for second quarter 2021. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $649 million during second quarter 2022 versus $507 million during second quarter 2021.
“Magellan continued our trend of solid financial results during the second quarter of 2022. Further, we successfully closed on the sale of our independent terminals and already deployed $190 million into our equity buyback program during the quarter, underscoring our commitment to maximizing long-term value for investors,” said Aaron Milford, chief executive officer. “As we look forward, Magellan will continue to take a disciplined and responsible approach to managing our business, while delivering on our mission to safely and reliably transport and store the essential fuels that support economic prosperity and energy security in the communities we serve.”

An analysis by segment comparing second quarter 2022 to second quarter 2021 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense. The financial results from our independent terminals are classified as discontinued operations for all periods, including the subsequent gain on sale in second quarter 2022.
Refined products. Refined products operating margin was $246 million, a decrease of $21 million. Transportation and terminals revenue increased $11 million primarily due to record quarterly transportation volumes as a result of additional contributions from our Texas pipeline expansion projects, higher shipments on our South Texas pipeline segment as well as continued demand recovery from pandemic levels. Average transportation rates also increased due to the mid-year 2021 overall tariff increase. Higher tender deduction revenue benefited from increased commodity prices, while storage revenue declined due to lower utilization and rates following recent contract expirations.
Operating expenses increased $28 million primarily due to less favorable product overages (which reduce operating expenses), higher property taxes as a result of recent expansion projects and higher power costs.
Earnings of non-controlled entities decreased $10 million primarily due to lower earnings from our Powder Springs joint venture due to unrealized MTM losses on futures contracts used to hedge its commodity activities as well as a favorable revenue adjustment at our Pasadena marine terminal joint venture that benefited the prior period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $6 million primarily due to higher margins and higher sales volumes on our gas liquids blending activities, partially offset by higher unrealized losses on futures contracts in the current period.
Crude oil. Crude oil operating margin was $108 million, an increase of $2 million. Transportation and terminals revenue increased $3 million primarily related to higher terminal throughput fees as a result of more customers utilizing a simplified pricing structure for services in the Houston area as well as higher tender deduction revenue due to increased commodity prices. These favorable results were mostly offset by reduced storage revenue due to lower utilization and rates following recent contract expirations. Transportation volumes were higher due to increased shipments on our Houston distribution system, which move at a lower average rate, in part due to a recent new pipeline connection.
Operating expenses increased $3 million primarily due to higher integrity spending related to the timing of maintenance work, partially offset by lower power costs as a result of our optimization efforts.
Earnings of non-controlled entities decreased $4 million primarily due to lower average rates on the Saddlehorn pipeline. Product margin was favorable $4 million primarily due to lower unrealized losses on futures contracts in the current period.
Other items. Depreciation, amortization and impairment expense increased $7 million primarily due to more asset retirements in the current period related to maintenance work.
Net interest expense increased slightly due to higher average debt outstanding. As of June 30, 2022, Magellan’s debt balance was $5.0 billion, including $19 million outstanding under our commercial paper program, with $5 million of cash on hand.

Gain on disposition of assets of $70 million in 2021 primarily resulted from the sale of a portion of our interest in the Pasadena marine terminal joint venture, whereas income from discontinued operations increased $157 million primarily due to the $162 million gain on the sale of our independent terminals network in June 2022 for $447 million, including working capital adjustments.
Other expense was $14 million favorable primarily due to amounts recognized in second quarter 2021 related to certain legal matters.

Capital allocation
Magellan remains focused on maximizing long-term value for our investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
We currently expect expansion capital spending to be approximately $80 million in 2022 to complete projects already committed, including a new project to increase gas liquids blending capabilities at our East Houston terminal. The expansion of our New Mexico refined products pipeline was completed during the second quarter of 2022, and the expansion of our refined products pipeline from Kansas to Colorado is expected to be in service by early 2023. Our expansion capital estimates do not yet include spending associated with the potential expansion of our refined products pipeline to El Paso, Texas, pending the results of our current open season to seek customer commitments.
During second quarter 2022, Magellan repurchased nearly 3.9 million of our common units for $190 million, resulting in total repurchases of 21.4 million units for $1.04 billion under our $1.5 billion repurchase program authorized through 2024. The timing, price and quantity of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of our common units.

Financial guidance for 2022
Magellan continues to forecast annual DCF of $1.09 billion for 2022. The recent decline in commodity prices as well as the potential for slightly higher expenses during the second half of the year are currently projected to mostly offset our modest financial outperformance year to date. While management continues to monitor general economic conditions, including inflation and refined products demand, we do not expect a material impact to our annual guidance.
Based on current units outstanding, distribution coverage is expected to be 1.25 times the amount necessary to pay cash distributions declared for 2022.
FCF is projected to be $1.45 billion for 2022, or $578 million after distributions, including proceeds from the recent sale of our independent terminals that closed in second quarter 2022.
Based on actual results reported so far and the current number of units outstanding, annual net income per unit is estimated to be $5.05 for 2022, including the 77-cent impact of the gain on sale of our independent terminals, with third-quarter guidance of $1.15 per unit. Guidance excludes future MTM adjustments on Magellan’s commodity-related activities.

Management currently expects that FCF after distributions will generally be used to repurchase units (subject to the considerations noted in “Capital allocation” above) and continues to target annual distribution coverage of at least 1.2 times for the foreseeable future.

Earnings call details
Management will discuss second-quarter 2022 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 754-1366, conference code 22019355.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by Magellan. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments and the gain on sale of discontinued operations, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of our internal financial reporting and is used by management to evaluate the economic performance of our operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of our commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid each period and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Since the non-GAAP measures presented in this news release include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: guidance, expect, project, target, remains, long term, trend, so far, commitment, continue, delivering, potential, estimated, future, foreseeable, believes and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from inflation; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; reductions of hydrocarbon production or cutbacks at refineries or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to us. Additional factors that could lead to material changes in performance are described in Magellan's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by Magellan in this news release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2022	2021	2022
Transportation and terminals revenue	$455.4	$469.3	$867.4	$892.2
Product sales revenue	193.0	313.7	406.7	559.8
Affiliate management fee revenue	5.2	5.6	10.6	11.3
Total revenue	653.6	788.6	1,284.7	1,463.3
Costs and expenses:
Operating	149.1	180.1	276.4	304.3
Cost of product sales	171.8	282.3	342.7	525.7
Depreciation, amortization and impairment	52.3	58.8	106.9	116.5
General and administrative	56.1	56.9	102.1	119.7
Total costs and expenses	429.3	578.1	828.1	1,066.2
Other operating income (expense)	1.9	3.0	1.5	1.0
Earnings of non-controlled entities	40.6	26.5	79.7	61.9
Operating profit	266.8	240.0	537.8	460.0
Interest expense	57.1	57.8	114.1	115.1
Interest capitalized	(0.5)	(0.3)	(1.0)	(0.7)
Interest income	(0.2)	(0.2)	(0.3)	(0.3)
Gain on disposition of assets	(69.7)	—	(69.7)	(0.2)
Other (income) expense	14.8	0.6	15.9	1.2
Income from continuing operations before provision for income taxes	265.3	182.1	478.8	344.9
Provision for income taxes	0.4	0.3	1.2	1.1
Income from continuing operations	264.9	181.8	477.6	343.8
Income from discontinued operations (including gain on disposition of assets of $162.4 million in June 2022)	15.5	172.1	24.1	175.6
Net income	$280.4	$353.9	$501.7	$519.4

Earnings per common unit
Basic:
Continuing operations	$1.19	$0.86	$2.14	$1.62
Discontinued operations	0.07	0.81	0.11	0.83
Net income per common unit	$1.26	$1.67	$2.25	$2.45
Weighted average number of common units outstanding	222.7	211.6	223.2	212.3

Diluted:
Continuing operations	$1.19	$0.86	$2.14	$1.62
Discontinued operations	0.07	0.81	0.11	0.83
Net income per common unit	$1.26	$1.67	$2.25	$2.45
Weighted average number of common units outstanding	222.9	211.7	223.2	212.3

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2022	2021	2022
Refined products:
Transportation revenue per barrel shipped	$1.690	$1.726	$1.682	$1.683
Volume shipped (million barrels):
Gasoline	78.8	83.1	143.8	158.7
Distillates	52.9	51.7	99.4	99.3
Aviation fuel	7.2	8.1	13.3	15.5
Liquefied petroleum gases	—	—	0.5	0.6
Total volume shipped	138.9	142.9	257.0	274.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.816	$0.658	$0.803	$0.733
Volume shipped (million barrels)(1)	49.6	61.5	96.1	103.4
Terminal average utilization (million barrels per month)	25.0	23.6	25.3	24.4
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	28.6	19.6	55.5	45.1
Saddlehorn - volume shipped (million barrels)(2)	20.0	20.0	36.1	40.0

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for these joint venture pipelines, which are owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2022	2021	2022
Refined products:
Transportation and terminals revenue	$337.9	$349.2	$635.5	$658.7
Affiliate management fee revenue	1.6	1.7	3.2	3.5
Other operating income (expense)	3.2	3.0	3.5	3.1
Earnings (losses) of non-controlled entities	8.2	(2.0)	17.4	1.7
Less: Operating expense	108.2	136.3	199.7	224.5
Transportation and terminals margin	242.7	215.6	459.9	442.5
Product sales revenue	149.6	291.0	334.1	532.6
Less: Cost of product sales	125.1	260.6	265.9	493.7
Product margin	24.5	30.4	68.2	38.9
Operating margin	$267.2	$246.0	$528.1	$481.4

Crude oil:
Transportation and terminals revenue	$118.7	$121.4	$234.9	$236.1
Affiliate management fee revenue	3.6	3.9	7.4	7.8
Other operating income (expense)	(1.3)	—	(2.0)	(2.1)
Earnings of non-controlled entities	32.4	28.5	62.3	60.2
Less: Operating expense	43.8	46.6	83.0	85.4
Transportation and terminals margin	109.6	107.2	219.6	216.6
Product sales revenue	43.4	22.7	72.6	27.2
Less: Cost of product sales	46.7	21.7	76.8	32.0
Product margin	(3.3)	1.0	(4.2)	(4.8)
Operating margin	$106.3	$108.2	$215.4	$211.8

Segment operating margin	$373.5	$354.2	$743.5	$693.2
Add: Allocated corporate depreciation costs	1.7	1.5	3.3	3.0
Total operating margin	375.2	355.7	746.8	696.2
Less:
Depreciation, amortization and impairment expense	52.3	58.8	106.9	116.5
General and administrative expense	56.1	56.9	102.1	119.7
Total operating profit	$266.8	$240.0	$537.8	$460.0

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	June 30, 2022
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$353.9	$1.67	$1.67
Commodity-related adjustments associated with future transactions(1)	57.8
Excluding commodity-related adjustments	$411.7	$1.95	$1.94

Weighted average number of common units outstanding		211.6	211.7

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2022 Guidance
	2021	2022	2021	2022

Net income	$280.4	$353.9	$501.7	$519.4	$1,060.0
Interest expense, net	56.5	57.3	112.8	114.1	230.0
Depreciation, amortization and impairment(1)	59.1	58.8	118.3	116.5	231.0
Equity-based incentive compensation(2)	5.4	8.5	3.9	14.0	24.0
Gain on disposition of assets(3)	(68.4)	(156.1)	(68.4)	(156.3)	(156.0)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	20.8	45.3	23.5	40.9
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(21.8)	(68.6)	(29.5)	(18.7)
Inventory valuation adjustments(5)	2.0	(4.8)	3.4	(2.0)
Total commodity-related adjustments	1.0	(28.1)	(2.6)	20.2	(14.0)
Distributions from operations of non-controlled entities in excess of earnings	2.5	14.0	14.8	17.0	22.0
Adjusted EBITDA	336.5	308.3	680.5	644.9	1,397.0
Interest expense, net, excluding debt issuance cost amortization	(55.7)	(56.6)	(111.2)	(112.6)	(227.0)
Maintenance capital(6)	(12.6)	(23.7)	(24.7)	(38.9)	(80.0)
Distributable cash flow	$268.2	$228.0	$544.6	$493.4	$1,090.0
Expansion capital(7)	(31.6)	(19.7)	(42.1)	(45.8)	(80.0)
Proceeds from disposition of assets(3)	269.9	440.6	270.6	440.8	441.0
Free cash flow	$506.5	$648.9	$773.1	$888.4	$1,451.0
Distributions paid	(229.0)	(219.5)	(458.4)	(440.1)	(873.0)
Free cash flow after distributions	$277.5	$429.4	$314.7	$448.3	$578.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2022	2021	2022
Net cash provided by operating activities	$352.7	$296.9	$593.1	$397.3
Changes in operating assets and liabilities	(79.2)	(17.0)	(21.5)	128.5
Net cash provided (used) by investing activities	229.0	408.2	197.8	361.6
Payments associated with settlement of equity-based incentive compensation	—	—	(6.2)	(8.9)
Settlement cost, amortization of prior service credit and actuarial loss	(2.9)	(1.1)	(4.5)	(2.3)
Changes in accrued capital items	(2.0)	(4.7)	7.3	0.8
Commodity-related adjustments(1)	1.0	(28.1)	(2.6)	20.2
Other	7.9	(5.3)	9.7	(8.8)
Free cash flow	$506.5	$648.9	$773.1	$888.4
Distributions paid	(229.0)	(219.5)	(458.4)	(440.1)
Free cash flow after distributions	$277.5	$429.4	$314.7	$448.3

(1) Please refer to the preceding table for a description of these commodity-related adjustments.